Exhibit 10.3

Dominion Homes, Inc.

2005 Incentive Compensation Program

Corporate Executive Vice President, Senior Vice President of Finance and CFO

Net Income:

Goal	Award
100% of Target Net Income	$75,000
180% of Target Net Income	$187,500
300% of Target Net Income	$300,000

Customer Satisfaction:

Goal	Award
94%	$12,500
95%	$25,000
96%	$37,500

Departmental/Divisional Performance:

Goal	Award*
100% target division net income achieved	$12,500
100% target asset management achieved	$12,500
100% of individual objectives achieved	$12,500

*	Total departmental/divisional performance target level is $37,500. All three objectives must be achieved to receive $37,500 payout. Two of three objectives achieved would yield a $25,000 payout, one objective achieved would yield $12,500 payout.